Regulatory matters and litigation

Putnam Management has entered into agreements with the Securities and Exchange Commission and the Massachusetts Securities Division settling charges connected with excessive short-term trading by Putnam employees and, in the case of the charges brought by the Massachusetts Securities Division, by participants in some Putnam-administered 401(k) plans. Pursuant to these settlement agreements, Putnam Management will pay a total of $193.5 million in penalties and restitution, with $153.5 million being paid to certain open-end funds and their shareholders. The amount will be allocated to shareholders pursuant to a plan developed by an independent consultant and will be paid following approval of the plan by the SEC and the Massachusetts Securities Division.

The Securities and Exchange Commissions and Massachusetts Securities Divisions allegations and related matters also serve as the general basis for numerous lawsuits, including purported class action lawsuits filed against Putnam Management and certain related parties, including certain Putnam funds. Putnam Management will bear any costs incurred by Putnam funds in connection with these lawsuits. Putnam Management believes that the likelihood that the pending private lawsuits and purported class action lawsuits will have a material adverse financial impact on the fund is remote, and the pending actions are not likely to materially affect its ability to provide investment management services to its clients, including the Putnam funds.

Pursuant to a settlement with the Securities and Exchange
Commission relating to Putnam Managements brokerage allocation practices, on October 13, 2005 the funds received the following amounts in proceeds paid by Putnam Management:

Fund Name
Amount
Putnam VT American Government Income
Fund
$0
Putnam VT Capital Appreciation Fund
11,448
Putnam VT Capital Opportunities Fund
1,393
Putnam VT Discovery Growth Fund
14,409
Putnam VT Diversified Income Fund
0
Putnam VT Equity Income Fund
2,022
Putnam VT The George Putnam Fund of
Boston
89,609
Putnam VT Global Asset Allocation Fund
70,231
Putnam VT Global Equity Fund
498,461
Putnam VT Growth and Income Fund
1,390,659
Putnam VT Growth Opportunities Fund
20,289
Putnam VT Health Sciences Fund
74,608
Putnam VT High Yield Fund
0
Putnam VT Income Fund
0
Putnam VT International Equity Fund
24,565
Putnam VT International Growth and
Income Fund
26,953
Putnam VT International New
Opportunities Fund
92,105
Putnam VT Investors Fund
171,614
Putnam VT Mid Cap Value Fund
674
Putnam VT Money Market Fund
0
Putnam VT New Opportunities Fund
651,000
Putnam VT New Value Fund
242,461
Putnam VT OTC & Emerging Growth Fund
34,147
Putnam VT Research Fund
177,747
Putnam VT Small Cap Value Fund
60,481
Putnam VT Utilities Growth and Income
Fund
202,935
Putnam VT Vista Fund
153,601
Putnam VT Voyager Fund
2,097,095

The funds had accrued a receivable for these amount in the prior fiscal year.

Putnam Management and Putnam Retail Management are named as defendants in a civil suit in which the plaintiffs allege that the management and distribution fees paid by certain Putnam funds were excessive and seek recovery under the Investment Company Act of 1940. Putnam Management and Putnam Retail Management have contested the plaintiffs claims and the matter is currently pending in the U.S. District Court for the District of Massachusetts. Based on currently available information, Putnam Management believes that this action is without merit and that it is unlikely to have a material effect on Putnam Managements and Putnam Retail Managements ability to provide services to their clients, including the funds.